AMENDMENT NO. 1

EXPENSE LIMITATION AGREEMENT

Amendment No. 1, effective as of July 1, 2015 (“Amendment No. 1”), to the Expense Limitation Agreement, dated as of September 1, 2014 (the “Agreement”) between AXA Equitable Funds Management Group, LLC, doing business as 1290 Asset Managers (the “Adviser”), and 1290 Funds (the “Trust”).

The Adviser and Trust hereby agree to modify and amend the Agreement as follows:

1.	New Funds. The Adviser and the Trust have determined to add the following new Funds to the Agreement:

1290 Global Equity Managers Fund

1290 Multi-Alternative Strategies Fund

1290 Convertible Securities Fund

1290 Unconstrained Bond Managers Fund

(each, a “New Fund” and collectively, the “New Funds”)

2.	Terms and Conditions of Agreement with respect to New Funds. The New Funds will be added to the Agreement on the terms and conditions contained in the Agreement, except that the Agreement shall continue in effect for the New Funds until June 30, 2016.

3.	Schedule A. Schedule A to the Agreement, which sets forth the Funds of the Trust subject to this Agreement, is hereby replaced in its entirety by Amendment No. 1 to Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

1290 FUNDS		AXA EQUITABLE FUNDS MANAGEMENT
ON BEHALF OF EACH OF ITS FUNDS		GROUP, LLC
d/b/a 1290 ASSET MANAGERS

By:	/s/ Brian Walsh	By:	/s/ Steven M. Joenk
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Chairman, Chief Executive Officer and President

SCHEDULE A

AMENDMENT NO. 1

EXPENSE LIMITATION AGREEMENT

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

	Total Expense Limited to (% of daily net assets)
Fund Name	Class A	Class C	Class R	Class I
1290 GAMCO Small/Mid Cap Value Fund	1.10%	1.10%	1.10%	1.10%
1290 High Yield Bond Fund	0.80%	0.80%	0.80%	0.80%
1290 SmartBeta Equity Fund	1.10%	1.10%	1.10%	1.10%
1290 Global Equity Managers Fund	1.15%	1.15%	1.15%	1.15%
1290 Multi-Alternative Strategies Fund	1.40%*	1.40%*	1.40%*	1.40%*
1290 Convertible Securities Fund	1.05%	1.05%	1.05%	1.05%
1290 Unconstrained Bond Managers Fund	1.15%	1.15%	1.15%	1.15%

*	Inclusive of fees and expenses of other investment company in which the Fund invests.